Exhibit (a)(5)(PPP)

Voluntary Public Takeover Offer by Grand Chip Investment GmbH for AIXTRON SE:  Takeover Offer Has Lapsed Due to Non-Fulfillment of Offer Condition

Frankfurt, December 8, 2016 — Grand Chip Investment GmbH, with its registered office in Frankfurt am Main, Germany (the “Bidder”), today announced its voluntary public takeover offer (the “Takeover Offer”) to the shareholders of AIXTRON SE (FSE: AIXA, AIXC; NASDAQ: AIXG), with its registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“AIXTRON ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash, has lapsed due to non-fulfillment of an offer condition.

Section 4.2.2 of the offer document for the Takeover Offer published on July 29, 2016 (as subsequently amended, the “Offer Document”) discloses certain regulatory offer conditions (the “Regulatory Offer Conditions”) that must be satisfied by February 28, 2017 for the Takeover Offer to close, including, among others, “CFIUS Approval” (as such term is defined in the Offer Document).

As previously disclosed, the Committee on Foreign Investment in the United States (“CFIUS”) informed the Bidder and AIXTRON that, from CFIUS’ perspective, there are unresolved U.S. national security concerns regarding the proposed transaction, and CFIUS does not believe that those national security concerns can be resolved by mitigation proposals that the parties had presented or other mitigation measures CFIUS had considered.  CFIUS informed the Bidder and AIXTRON that, if the parties did not withdraw their CFIUS notice (the “Notice”) and abandon the transaction, the matter would be referred to the President of the United States with a recommendation that he take action to suspend or prohibit the transaction.  Since the Bidder and AIXTRON did not withdraw the Notice and abandon the transaction, the matter was referred to the President of the United States for decision in accordance with the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”).  Under Exon-Florio, the President of the United States was required to render his decision to block or allow the proposed transaction no later than December 2, 2016 at midnight New York time.

On December 2, 2016, the President of the United States issued an order “Regarding the Proposed Acquisition of a Controlling Interest in Aixtron SE by Grand Chip Investment GMBH”  (the “Order”), which states, among other things, that

There is credible evidence that leads me to believe that: (1) Grand Chip Investment GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (Grand Chip); (2) Grand Chip’s parent companies Grand Chip Investment S.a.r.l., a company organized under the laws of the Grand Duchy of Luxembourg (GC Investment), and Fujian Grand Chip Investment Fund LP, a limited partnership organized under the laws of the People’s Republic of China (Fujian Grand); and (3) Fujian Grand’s partners, Mr. Zhendong Liu, a citizen of the People’s Republic of China (Mr. Liu), and Xiamen Bohao Investment Co. Ltd., a

company organized under the laws of the People’s Republic of China (Xiamen Bohao and, together with Grand Chip, GC Investment, Fujian Grand, and Mr. Liu, the Purchasers), through exercising control of the U.S. business of AIXTRON SE, a company organized under the laws of the Federal Republic of Germany (Aixtron), might take action that threatens to impair the national security of the United States. The U.S. business of Aixtron consists of AIXTRON, Inc., a California corporation, the equity interests of AIXTRON, Inc., and any asset of Aixtron or AIXTRON, Inc. used in, or owned for the use in or benefit of, the activities in interstate commerce in the United States of AIXTRON, Inc., including without limitation any interest in any patents issued by, and any interest in any patent applications pending with, the United States Patent and Trademark Office (collectively, Aixtron US) . . . .

On the basis of the findings set forth in [the Order] . . . I hereby order that:

(a) The proposed acquisition of Aixtron US by the Purchasers is hereby prohibited, and any substantially equivalent transaction, whether effected directly or indirectly through the Purchasers’ shareholders, partners, subsidiaries, or affiliates is prohibited.

(b) In order to effectuate this order, the Purchasers and Aixtron shall take all steps necessary to fully and permanently abandon the proposed acquisition of Aixtron US not later than 30 days after the date of this order, unless such date is extended by the Committee on Foreign Investment in the United States (CFIUS) for a period not to exceed 90 days, on such written conditions as CFIUS may require. Immediately upon completion of all steps necessary to terminate the proposed acquisition of Aixtron US, the Purchasers and Aixtron shall certify in writing to CFIUS that such termination has been effected in accordance with this order and that all steps necessary to fully and permanently abandon the proposed acquisition of Aixtron US have been completed.

(c) From the date of this order until the Purchasers and Aixtron provide a certification of termination of the proposed acquisition to CFIUS pursuant to subsection (b) of this section, the Purchasers and Aixtron shall certify to CFIUS on a weekly basis that they are in compliance with this order and include a description of efforts to permanently abandon the proposed acquisition of Aixtron US and a timeline for projected completion of remaining actions.

(d) Any transaction or other device entered into or employed for the purpose of, or with the effect of, avoiding or circumventing this order is prohibited.

(e) The Attorney General is authorized to take any steps necessary to enforce this order.

Sec. 3. Reservation. I hereby reserve my authority to issue further orders with respect to the Purchasers, Aixtron, or Aixtron US as shall in my judgment be necessary to protect the national security.

The full text of the Order is accessible at: https://www.whitehouse.gov/the-press-office/2016/12/02/presidential-order-regarding-proposed-acquisition-controlling-interest.

The Regulatory Offer Condition regarding “CFIUS Approval” set forth in in Section 4.2.2(ii) of the Offer Document would only be fulfilled if either (1) the period under Exon-Florio during which the President of the United States may announce his decision to take action to suspend or prohibit the transaction has expired without any such action being announced or taken, or (2) the President of the United States has announced a decision not to take any action to suspend or prohibit the transaction.  As a result of the Order, the Regulatory Offer Condition set out in Section 4.2.2(ii) of the Offer Document can no longer be fulfilled. Therefore, the Regulatory Offer Condition set forth in Section 4.2.2(ii) of the Offer Document has failed, and the Takeover Offer has lapsed.

AIXTRON Shares for which the Takeover Offer has been accepted are expected to be transferred into their original International Securities Identification Number (“ISIN”) (ISIN DE000A0WMPJ6) by December 13, 2016.  Following such transfer, AIXTRON Shares will again be traded under ISIN DE000A0WMPJ6. Trading in AIXTRON Shares tendered in the Takeover Offer under ISIN DE000A2BPYT0 on the Frankfurt Stock Exchange will cease after regular stock exchange trading hours on December 8, 2016.

AIXTRON ADSs will be returned to AIXTRON ADS holders free of charge as soon as practicable.

Media

Brunswick Group

Email: aixtronoffer@brunswickgroup.com

Tel: +49 (0) 30 2067 3386

Cautionary note regarding forward-looking statements

Certain statements in this press release, including statements regarding the transfer of AIXTRON Shares and return of AIXTRON ADSs and all other statements that are not purely historical constitute “forward-looking statements.” These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors, many of which are outside the Bidder’s control, including unexpected delays in transferring AIXTRON Shares and returning AIXTRON ADSs.  If underlying assumptions, expectations or projections prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements.  The Bidder undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, unless expressly required to do so by law.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.